Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2019 SECOND QUARTER RESULTS

AND DISCUSSES RECENT ACTIVITIES

WESTLAKE VILLAGE, CALIFORNIA, August 8, 2019 — LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its second quarter ended June 30, 2019.

Net income available to common stockholders was $20.4 million, or $0.51 per diluted share, for the 2019 second quarter, compared with $68.7 million, or $1.73 per diluted share, for the same period in 2018. The decrease in net income available to common stockholders was primarily due to a higher gain on sale in the prior year, lower income from unconsolidated joint ventures, higher depreciation expense and transaction costs, partially offset by higher revenues.

Funds from Operations (“FFO”) was $29.7 million for the 2019 second quarter, compared with $29.6 million for the comparable 2018 period. FFO per diluted common share was $0.75 for the quarters ended June 30, 2019 and 2018.

LTC completed the following during the second quarter of 2019:

•                  Funded an additional $7.5 million under an existing mortgage loan. The incremental funding bears interest at 9.41%, fixed for two years, and escalating thereafter by 2.25%;

•                  Completed construction of and opened a 110-unit seniors housing community in Wisconsin;

•                  Transitioned two memory communities in Ohio and Kentucky with a total of 120-units from Thrive Senior Living (“Thrive”) to a new operator. The memory care communities are under a 10-year master lease with initial cash rent of $1.3 million in year one, $1.5 million in year two, $2.0 million in year three and $2.2 million in year four. Rent may increase subject to a contingent escalation formula commencing in year five and annually thereafter; and

•                  Transitioned a 56-unit memory care community in Texas from Thrive to an operator in LTC’s current portfolio and added the property to an existing master lease. Annual cash rent under the master lease increased by $400,000 and will increase by an additional $300,000 on June 1, 2020, and 2.5% annually thereafter. Additionally, LTC will be entitled to incremental rent calculated as a percentage of increases in gross revenues generated by the community above an established threshold.

Subsequent to June 30, 2019, LTC:

•                  Entered into a purchase and sale agreement for the acquisition of a newly constructed 90-bed skilled nursing center located in Missouri for approximately $19.5 million. Simultaneously upon closing, LTC will enter into a 12-year lease agreement with an operator new to LTC’s portfolio at an initial cash yield of 8.3%. Additionally, LTC entered into a separate purchase and sale agreement for the acquisition of a parcel of land and development of a 90-bed skilled nursing center in Missouri with the same operator. The commitment totals approximately $18.4 million. Concurrently with closing on the land acquisition, LTC will enter into a separate 12-year lease agreement at an initial cash yield of 9.3% effective upon completion of development, certificate of occupancy and licensure. These transactions are expected to close in the third quarter of 2019;

•                  Transitioned two memory care communities in Georgia and South Carolina with a total of 159-units from Thrive to an existing operator. The new 2-year lease has an initial cash rent of $1.8 million. The lease provides the lessee one month free rent and the option to defer up to 50% of contractual rent for the next five months. The rent increases 3.5% in year two; and

•                  Effective August 1st transitioned the remaining Thrive property, a 60-unit memory care community located in Florida, to an existing operator.  The new 10-year lease provides the lessee twelve months free rent increasing to $450,000 in year two and $600,000 in year three and thereafter.  In year two the lessee has the option to defer rent in an amount not to exceed $150,000.  Rent may increase subject to a contingent escalation formula commencing in year three and annually thereafter.

Conference Call Information

LTC will conduct a conference call on Friday, August 9, 2019, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended June 30, 2019. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download any necessary software.

An audio replay of the conference call will be available from August 9 through August 23, 2019 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10132737. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC holds more than 200 investments in 28 states with 30 operating partners. The portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues:
Rental income	$38,277	$33,930	$75,901	$68,435
Interest income from mortgage loans	7,351	7,007	14,662	13,823
Interest and other income	638	535	1,159	1,024
Total revenues	46,266	41,472	91,722	83,282

Expenses:
Interest expense	7,710	7,655	15,177	15,484
Depreciation and amortization	9,860	9,268	19,467	18,712
Provision (recovery) for doubtful accounts	84	(38)	167	(30)
Transaction costs	200	6	200	10
Property tax expense	3,910 (1)	—	8,296 (1)	—
General and administrative expenses	4,596	4,716	9,167	9,513
Total expenses	26,360	21,607	52,474	43,689

Other operating income:
Gain on sale of real estate, net	500	48,345	500	48,345
Operating income	20,406	68,210	39,748	87,938
Income from unconsolidated joint ventures	128	726	1,213	1,357
Net income	20,534	68,936	40,961	89,295
Income allocated to non-controlling interests	(88)	—	(169)	—
Net income attributable to LTC Properties, Inc.	20,446	68,936	40,792	89,295
Income allocated to participating securities	(94)	(278)	(186)	(366)
Net income available to common stockholders	$20,352	$68,658	$40,606	$88,929

Earnings per common share:
Basic	$0.51	$1.74	$1.03	$2.25
Diluted	$0.51	$1.73	$1.02	$2.25

Weighted average shares used to calculate earnings per common share:
Basic	39,577	39,471	39,555	39,461
Diluted	39,769	39,765	39,747	39,750

Dividends declared and paid per common share	$0.57	$0.57	$1.14	$1.14

(1)         The new income statement line item “property tax expense” is due to the impact of newly adopted Accounting Standard Codification 842, Leases (“ASC 842”). See Footnote 1 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 for further discussion.

Supplemental Reporting Measures

FFO and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO and FAD as supplemental measures of operating performance. The Company believes FFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO and FAD facilitate like comparisons of operating performance between periods. Occasionally, the Company may exclude non-recurring items from FFO and FAD in order to allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define FAD as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income, deferred income from unconsolidated joint ventures, non-cash compensation charges, capitalized interest and non-cash interest charges. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO and FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

GAAP net income available to common stockholders	$20,352	$68,658	$40,606	$88,929
Add: Depreciation and amortization	9,860	9,268	19,467	18,712
Less: Gain on sale of real estate, net	(500)	(48,345)	(500)	(48,345)
NAREIT FFO attributable to common stockholders	29,712	29,581	59,573	59,296

Add: Non-recurring items (1) (2)	—	—	576	—
FFO attributable to common stockholders, excluding non-recurring items	$29,712	$29,581	$60,149	$59,296

NAREIT FFO attributable to common stockholders	$29,712	$29,581	$59,573	$59,296
Non-cash income:
Less: straight-line rental income	(1,275)	(2,000)	(2,513)	(5,440)
Add: amortization of lease costs	94	551	181	1,091
Add: Other non-cash expense (1)	—	—	1,926	—
Less: Effective interest income from mortgage loans	(1,418)	(1,420)	(2,833)	(2,824)
Less: Deferred income from unconsolidated joint ventures	(6)	(31)	(13)	(62)
Net non-cash income	(2,605)	(2,900)	(3,252)	(7,235)

Non-cash expense:
Add: Non-cash compensation charges	1,623	1,521	3,312	2,897
Add: Non-cash interest related to earn-out liabilities	—	125	—	251
Less: Capitalized interest	(73)	(293)	(333)	(552)
Net non-cash expense	1,550	1,353	2,979	2,596

Funds available for distribution (FAD)	28,657	28,034	59,300	54,657

Less: Non-recurring income (2)	—	—	(1,350)	—
	$28,657	$28,034	$57,950	$54,657

(1) Represents the write-off of straight-line rent due to a lease termination and transition of two senior housing communities to a new operator.

(2) Represents deferred rent repayment from an operator.

NAREIT Basic FFO attributable to common stockholders per share	$0.75	$0.75	$1.51	$1.50
NAREIT Diluted FFO attributable to common stockholders per share	$0.75	$0.75	$1.50	$1.50

NAREIT Diluted FFO attributable to common stockholders	$29,806	$29,581	$59,759	$59,662
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	39,934	39,605	39,908	39,750

Diluted FFO attributable to common stockholders, excluding non-recurring items	$29,806	$29,581	$60,335	$59,662
Weighted average shares used to calculate diluted FFO, excluding non-recurring items, per share attributable to common stockholders	39,934	39,605	39,908	39,750

Diluted FAD, excluding non-recurring items	$28,751	$28,034	$58,136	$55,023
Weighted average shares used to calculate diluted FAD, excluding non-recurring items, per share	39,934	39,605	39,908	39,750

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	June 30, 2019		December 31, 2018
	(unaudited)		(audited)
ASSETS
Investments:
Land	$126,028		$125,358
Buildings and improvements	1,320,895		1,290,352
Accumulated depreciation and amortization	(332,364)		(312,959)
Operating real estate property, net	1,114,559		1,102,751
Properties held-for-sale, net of accumulated depreciation: 2019—$1,916; 2018—$1,916	3,830		3,830
Real property investments, net	1,118,389		1,106,581
Mortgage loans receivable, net of loan loss reserve: 2019—$2,539; 2018—$2,447	252,016		242,939
Real estate investments, net	1,370,405		1,349,520
Notes receivable, net of loan loss reserve: 2019—$204; 2018—$128	20,157		12,715
Investments in unconsolidated joint ventures	27,521		30,615
Investments, net	1,418,083		1,392,850

Other assets:
Cash and cash equivalents	3,207		2,656
Restricted cash	2,108		2,108
Debt issue costs related to bank borrowings	2,597		2,989
Interest receivable	23,640		20,732
Straight-line rent receivable, net of allowance for doubtful accounts: 2019—$0; 2018—$746	43,730	(1)	73,857
Lease incentives	2,652	(1)	14,443
Prepaid expenses and other assets	3,463	(2)	3,985
Total assets	$1,499,480		$1,513,620

LIABILITIES
Bank borrowings	$146,900		$112,000
Senior unsecured notes, net of debt issue costs: 2019—$862; 2018—$938	528,938		533,029
Accrued interest	5,290		4,180
Accrued expenses and other liabilities	30,742	(2)	31,440
Total liabilities	711,870		680,649

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2019—39,747; 2018—39,657	397		397
Capital in excess of par value	863,993		862,712
Cumulative net income	1,253,748		1,255,764
Cumulative distributions	(1,338,967)		(1,293,383)
Total LTC Properties, Inc. stockholders’ equity	779,171		825,490
Non-controlling interests	8,439		7,481
Total equity	787,610		832,971
Total liabilities and equity	$1,499,480		$1,513,620

(1)         Decrease due to impact of newly adopted ASC 842. See Footnote 1 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 for further discussion.

(2)         Includes $1,393 right of use asset/lease liability due to the impact of newly adopted ASC 842. See Footnote 1 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 for further discussion.